As filed with the Securities and Exchange Commission on November 2, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.

(Exact name of registrant as specified in its charter)

Bermuda	98-0529995
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

14 Wesley Street

Hamilton HM 11

(441) 278-3140

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sirius Group 2018 Employee Stock Purchase Plan

(Full title of the plan)

CT Corporation System

111 8th Avenue

New York, NY 10011

(212) 894-8940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gene Boxer	Sean M. Keyvan	Chris Garrod
Group General Counsel	Lindsey A. Smith	Conyers Dill & Pearman Limited
Sirius International Insurance Group, Ltd.	Sidley Austin LLP	Clarendon House
14 Wesley Street	One South Dearborn	2 Church Street
Hamilton HM 11	Chicago, IL 60603	Hamilton HM 11
(441) 278-3140	(312) 853-7000	(441) 295-1422

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Shares, par value $0.01 per share	150,000 shares	$17.22	$2,583,000	$313.06

(1)         This registration statement covers the resale of 150,000 shares of common shares of Sirius International Insurance Group, Ltd., a Bermuda exempted company (the “Company”) that have been previously issued to the selling shareholders named in this registration statement (the “Selling Shareholders”) pursuant to the Sirius Group 2018 Employee Stock Purchase Plan (the “ESPP”).

(2)         Represents the price per Company common share paid by the Selling Shareholders to acquire such shares under the ESPP.

EXPLANATORY NOTE

This registration statement is filed by Sirius International Insurance Group, Ltd., a Bermuda exempted company (the “Company”) for the purpose of registering for resale or reoffer of 150,000 common shares, par value $0.01 per share (“Common Shares”), previously issued to certain officers and other employees of the Company named in this registration statement pursuant to the Sirius Group 2018 Employee Stock Purchase Plan (the “ESPP”).

This registration statement contains a “reoffer prospectus” prepared in accordance with Part I of Form S-3 (in accordance with Instruction C of the General Instructions to Form S-8). The reoffer prospectus permits reoffers and resales on a continuous or delayed basis of certain of those shares referred to above that constitute “control securities” or “restricted securities,” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), by certain of the Company’s shareholders consisting of officers and other employees, previously issued to them pursuant to the ESPP.

The reoffer prospectus does not contain all of the information included in the registration statement, certain items of which are contained in schedules and exhibits to the registration statement, as permitted by the rules and regulations of the Securities and Exchange Commission (the “SEC” or the “Commission”). Statements contained in this reoffer prospectus as to the contents of any agreement, instrument or other document referred to herein are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

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REOFFER PROSPECTUS

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.

150,000 Common Shares

This reoffer prospectus relates to 150,000 common shares, par value $0.01 per share (“Common Shares”), of Sirius International Insurance Group, Ltd., a Bermuda exempted company (the “Company,” “we,” “us,” or “our”) that may be offered from time to time by certain selling shareholders named in this reoffer prospectus (the “Selling Shareholders”). Each of the Selling Shareholders acquired such shares pursuant to the Sirius Group 2018 Employee Stock Purchase Plan (the “ESPP”) prior to the pending merger of a wholly-owned subsidiary of the Company with and into Easterly Acquisition Corp. (“Easterly”), with Easterly surviving the merger as a wholly-owned subsidiary of the Company (the “Merger”).

The Selling Shareholders may sell the shares directly, or may sell them through brokers or dealers. The Company will not receive any of the proceeds from sales made under this reoffer prospectus. The Company is paying the expenses incurred in registering these shares, but all selling and other expenses incurred by each of the Selling Shareholders will be borne by such Selling Shareholder.

Following the Merger, our Common Shares are expected to be traded on the Global Select Market of The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “SG.”

Investing in our Common Shares involves risk. Please see the information described under “Risk Factors.”

Neither the Securities and Exchange Commission (the “SEC” or the “Commission”) nor any state securities commission has approved or disapproved of these securities or determined if this reoffer prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this reoffer prospectus is November 2, 2018.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this reoffer prospectus. You must not rely on any unauthorized information or representations. This reoffer prospectus is an offer to sell only the shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this reoffer prospectus is current only as of its date.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This reoffer prospectus and the registration statement of which it forms a part and the documents incorporated by reference into these documents contain a number of forward-looking statements, including statements about the financial conditions, results of operations, earnings outlook and prospects of the Company. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements are based on the current expectations of the management of the Company and are inherently subject to uncertainties and changes in circumstance and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those described under the heading “Risk Factors” in the Company’s final prospectus filed with SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), on October 12, 2018, as well as those discussed and identified in public filings made with the SEC by the Company and the following:

•                  the risk that the Merger disrupts current plans and operations of the Company;

•                  the ability to recognize the anticipated benefits of the Merger;

•                  costs related to the Merger and the Company’s status as a publicly-traded company;

•                  the Company’s exposure to unpredictable catastrophic and casualty events and unexpected accumulations of attritional losses;

•                  increased competition from existing insurers and reinsurers and from alternative capital providers, such as insurance-linked funds and collateralized special purpose insurers;

•                  decreased demand for the Company’s insurance or reinsurance products, consolidation and cyclical changes in the insurance and reinsurance industry;

•                  the inherent uncertainty of estimating loss and loss adjustment expenses reserves, including asbestos and environmental reserves, and the possibility that such reserves may be inadequate to cover the Company’s ultimate liability for losses;

•                  a decline in the Company’s operating subsidiaries’ ratings with rating agencies;

•                  the risk that the Company’s reinsurance underwriting is dependent upon the underlying ceding companies’ evaluation of risk;

•                  the risk that managing general underwriters and other agents acting on the Company’s behalf may act based on inaccurate or incomplete information regarding the accounts the Company underwrites, or such agents may exceed their authority or commit fraud when binding policies on the Company’s behalf;

•                  the inherent uncertainty of modeling, pricing for, and managing insurance and reinsurance risk, including with respect to catastrophe and attritional losses that may be different than actual losses;

•                  the risk that the Company may not adequately assess and price for the increased frequency and severity of catastrophes resulting from global climate change;

•                  the exposure of the Company’s investments to interest rate, credit, equity risks and market volatility, which may limit the Company’s net income and may affect the adequacy of its capital;

•                  the effects of volatility in the global economy and capital markets, which may impair the Company’s investment portfolio and affect the primary insurance market;

•                  the impact of various risks associated with transacting business in foreign countries, including foreign currency exchange-rate risk and political risks on investments in, and revenues from, the Company’s operations outside the U.S.;

•                  unexpected volatility or illiquidity associated with the Company’s investments;

•                  the Company’s ability to obtain reinsurance and retrocessional protection at reasonable prices or on terms that adequately protect it;

•                  the Company’s lack of profitability in recent periods and the potential volatility in its quarterly results;

•                  the potential effects on the Company’s business of emerging claim and coverage issues;

•                  the Company’s dependence on a small number of brokers and managing general underwriters for a large portion of its revenues;

•                  the Company’s exposure to the credit risk of reinsurance counterparties and intermediaries;

•                  risks relating to the inability of the Company’s operating subsidiaries to declare and pay dividends;

•                  the possibility that the Company may become subject to additional onerous governmental or regulatory requirements or fail to comply with applicable regulatory requirements;

•                  uncertainties relating to the Eurozone, including the effects of the United Kingdom’s referendum to leave the European Union, and U.S. health care legislation;

•                  operational risks, including system or human failures or cyber-attacks, which could result in the Company incurring material losses;

•                  risks associated with potential for loss of services of any one of the Company’s key personnel, and the risk that the Company fails to attract or retain the executives and employees necessary to manage its business;

•                  unforeseen liabilities or asset impairments arising from possible acquisitions and dispositions of businesses or difficulties integrating acquired businesses;

•                  risks that the Company may require additional capital in the future, which may not be available or may be available only on unfavorable terms;

•                  risks that the Company’s significant deferred tax assets may become materially impaired as a result of insufficient taxable income or a reduction in applicable corporate tax rates or other change in applicable tax law;

•                  risks relating to changes in regulatory regimes and/or accounting rules, which could result in significant changes to the Company’s financial results;

•                  the seasonality of the Company’s insurance and reinsurance business;

•                  risks relating to the Company’s indebtedness;

•                  the risk that the Company will fail to comply with Nasdaq’s continued listing standards; and

•                  risks related to the Company’s status as a foreign private issuer and controlled company.

Should one or more of these risks or uncertainties materialize, or should any of the assumptions made by the management of the Company prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning matters addressed in this reoffer prospectus and attributable to the Company or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements included or referred to above. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this reoffer prospectus or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY

The following summary highlights certain information contained elsewhere in, or incorporated by reference into, this reoffer prospectus and does not contain all of the information that you should consider before investing in our common stock. We urge you to read this entire reoffer prospectus carefully, including the section entitled “Risk Factors” and the consolidated financial statements and related notes and other documents incorporated by reference into this reoffer prospectus, before making an investment decision.

OUR COMPANY

The Company is a Bermuda exempted company whose principal businesses are conducted through its subsidiaries and other affiliates, which provide insurance, reinsurance and insurance services on a worldwide basis. The Company writes predominantly treaty reinsurance and some facultative reinsurance, as well as primary insurance business. See “Insurance and Reinsurance Overview.” The majority of the Company’s treaty reinsurance premiums are derived from proportional and excess of loss reinsurance contracts, which in 2017 amounted to 44% and 30%, respectively, of its total net written premiums, while primary business represented 26% of total net written premiums. The Company’s primary business has been predominantly accident and health insurance. In recent years, the Company expanded its accident and health primary business capabilities in the U.S. via the acquisitions of International Medical Group Acquisition, Inc. (“IMG”) and ArmadaCorp Capital, LLC (“Armada”) described below. In addition to growing in accident and health, the Company further expanded its primary insurance platform by launching primary Surety and Environmental insurance platforms in the U.S. in late 2017, and prior to that re-entering the U.S. casualty reinsurance market in early 2017.

Pursuant to the terms of the Agreement and Plan of Merger, dated as of June 23, 2018, as amended, a wholly-owned subsidiary of the Company will be merged with and into Easterly, with Easterly surviving the Merger as a wholly owned subsidiary of the Company.  Following the Merger, the Company’s Common Shares are expected to be traded on the Global Select Market of Nasdaq under the symbol “SG.”

On April 18, 2016, CMIG International, through its Bermuda holding company CM Bermuda, purchased the Company and its subsidiaries from White Mountains Insurance Group, Ltd. (“White Mountains” or “former parent”) for approximately $2.6 billion at the time of close. As of December 31, 2017, the Company had $5.8 billion of total assets and $1.9 billion of shareholder’s equity. The Company wrote $1.4 billion and $1.3 billion in gross written premiums and $1.1 billion and $0.9 billion in net written premiums in 2017 and 2016, respectively.

Operating Subsidiaries

The Company’s principal operating subsidiaries include the following:

•                  Sirius Bermuda Insurance Company Ltd. (“Sirius Bermuda”), a Class 4 licensed Bermuda-based reinsurance company, was established to facilitate the long-term growth of the Company’s capital base and business and is licensed to assume all classes of property and casualty business. Sirius Bermuda is the top operating company in the Company and is classified as the designated insurer of the Company by the Bermuda Monetary Authority for group solvency purposes. Sirius Bermuda had $2.5 billion of consolidated shareholder’s equity as of December 31, 2017.

•                  Sirius International Insurance Corporation (“Sirius International”) is an insurance and reinsurance company domiciled in Sweden with its home office in Stockholm, Sweden and branch offices or subsidiaries in London, United Kingdom; Zurich, Switzerland; Singapore; Labuan, Malaysia; Liege, Belgium; Hamburg, Germany; Shanghai, China; and Hamilton, Bermuda. Sirius International, which is the largest reinsurance company domiciled in Scandinavia based on gross written premiums, was established in 1945 and owns Sirius America and sponsors Syndicate 1945. Sirius International wrote $848 million and $845 million in gross written premiums and $600 million and $623 million in net written premiums in 2017 and 2016, respectively.

•                  Sirius America Insurance Company (“Sirius America”) is an insurance and reinsurance company domiciled in the state of New York with offices in New York, New York; Norwalk, Connecticut; Miami, Florida; San Francisco, California; Berwyn, Pennsylvania; Glastonbury, Connecticut; and Toronto, Ontario. Sirius America wrote $303 million and $405 million in gross written premiums and $101 million and $217 million in net written premiums in 2017 and 2016, respectively.

•                  Sirius International Corporate Member Limited is a Lloyd’s of London (“Lloyd’s”) Corporate Member that participates in the Lloyd’s market, which in turn provides underwriting capacity to Lloyd’s Syndicate 1945 (“Syndicate 1945”). The Lloyd’s market is known for its ability to provide innovative, tailored coverage and capacity for unique, complex, large and hard-to-place global risks. Syndicate 1945 began writing business on July 1, 2011. Initially, Syndicate 1945 was authorized by Lloyd’s to write accident and health and contingency business. In 2013, this was extended to include other core lines of property and marine business. On July 1, 2014, the Company established its own Lloyd’s managing agent, Sirius International Managing Agency, to manage Syndicate 1945. In 2015, Syndicate 1945 was authorized by Lloyd’s to write bloodstock (which principally covers the value of an animal if it dies as a result of accident, disease or illness), terrorism, and marine energy and cargo lines. Lloyd’s approved stamp capacity for Syndicate 1945 in 2018 is £102 million or approximately $132 million (based on the December 31, 2017 GBP to USD exchange rate).

•                  IMG is a full service managing general underwriter (“MGU”) that has been an award-winning provider of global health and travel insurance benefits and assistance service for over 25 years and a business partner of the Company since 1997. IMG has been the Company’s largest insurance producer over the past several years and was purchased by the Company on May 26, 2017. IMG offers a full, innovative line of international medical insurance products, trip cancellation programs, medical management services and 24/7 emergency medical and travel assistance. IMG is based in Indianapolis, Indiana and also has offices in the United Kingdom and Hong Kong. For the full year 2017, IMG produced $165 million of gross written premiums, the vast majority of which are written on Company paper. The acquisition of IMG offers the Company additional access to accident and health products that are complementary to its global product offerings, as well as growth opportunities in Europe and Asia.

•                  Armada is a specialty health services business based in Hunt Valley, Maryland that strengthens health care coverage through ArmadaCare and ArmadaHealth. Armada was purchased by the Company on April 3, 2017. ArmadaCare is a supplemental medical insurance MGU that markets and underwrites its signature UltimateHealth supplemental health product designed for C-Suite executives, as well as PlenaHealth and ComplaMed, which are targeted towards broader segments of the workforce. These products make the health care process easier and more efficient for employees and affinity constituent groups, and differentiate themselves with “white glove” service. The ArmadaCare products are written on both Transamerica and Sirius America paper, with the majority of business transitioning to the Company commensurate with Sirius America’s policy filing and a transition agreement between Transamerica and the Company. ArmadaHealth is a health care data science business that focuses on addressing one of the biggest problems, and opportunities, of the United States health care system, the physician referral process. This transformation of access to specialty care improves patient satisfaction and health outcomes, while at the same time reducing costs. The ArmadaHealth product is one of the services embedded in the aforementioned ArmadaCare products. For the full year 2017, Armada produced $107 million of gross written premiums.

•                  Sirius Global Solutions Holding Company (“Sirius Global Solutions”) is a Connecticut-based division of the Company specializing in the acquisition and management of runoff liabilities for insurance and reinsurance companies both in the United States and internationally. The Sirius Global Solutions team is comprised of a dedicated group of financial, actuarial and claims professionals experienced in the management and resolution of complex insurance liabilities as well as the structuring of transactions designed to enable owners to exit an insurance business and extract trapped capital. Acquisitions typically involve transactions at a significant discount to book value and/or retrospective reinsurance agreements, including loss portfolio transfers, and undergo an extensive due diligence process. The Company can derive value from these transactions not only from the discounted purchase price, but also from the investment income on insurance float, the potential settlement of claims below the carried level of reserves and the harvesting of other embedded assets, including the value of shell companies and licenses.

Since its formation in 2000, Sirius Global Solutions has executed 13 transactions, involving 18 companies, which have resulted in approximately $185 million of cumulative after-tax income through December 31, 2017. Most recently, in 2016, Sirius Global Solutions completed the sale of Ashmere Insurance Company to White Mountains in connection with the Company’s acquisition by CMIG International and received $19 million as consideration. In addition, Sirius Global Solutions and Florida Specialty Insurance Company partnered to form Florida Specialty Acquisition LLC (“FSA”). Sirius Global Solutions owns 100% of FSA’s common shares.  FSA acquired Mount Beacon Holdings, LLC and its subsidiaries, including Mount Beacon Insurance Company, for $17 million in 2016.

Corporate Structure

The chart below displays the Company’s corporate structure as it pertains to its holding company and principal operating companies, including Sirius Bermuda, Sirius International, Sirius America, Syndicate 1945, IMG, Armada and Sirius Global Solutions, after giving effect to the Merger.

Sirius International Insurance Group, Ltd. (Bermuda)
Easterly Acquisition Corp. (Delaware)
Sirius International Group, Ltd. (Bermuda)
Sirius Bermuda Insurance Company (Bermuda)
International Medical Group, Inc. (United States)
Sirius International Insurance Corporation (Sweden)
ArmadaCorp. Capital, LLC (United States)
Sirius Global Solutions (United States)
Sirius America Insurance Company (United States)
Sirius Syndicate 1945
Sirius International Holdings Ltd. (Luxembourg)
Global Offices
Managing General Agency / Underwriter
Regulated Insurance Company

Note: Ownership of each subsidiary displayed above is 100%, except Syndicate 1945 due to the structure of a Lloyd’s Integrated Vehicle.  The Company owns 100% of Sirius International Corporate Member Limited, a Lloyd’s Corporate Member, which in turn provides underwriting capacity to Syndicate 1945. Syndicate 1945 is managed by Sirius International Managing Agency.

Insurance and Reinsurance Overview

The Company writes primary insurance and reinsurance business.  The Company’s primary insurance business is written predominantly by several MGUs in the accident and health space.  The Company employs a detailed selection process for these MGU partners, and has narrowly defined underwriting standards in place that are closely monitored by Company staff.  In addition to the day-to-day interactions that the Company has with the MGUs, audits are performed on a regular basis.

Reinsurance is an arrangement in which a reinsurance company (the “reinsurer”) agrees to indemnify an insurance company (the “ceding company”) for insurance risks underwritten by the ceding company. Reinsurance can benefit a ceding company in a number of ways, including reducing exposure on individual risks, providing catastrophe protections from large or multiple losses, and assisting in maintaining acceptable capital levels as well as financial and operating leverage ratios. Reinsurance can also provide a ceding company with additional underwriting capacity by permitting it to accept larger risks and underwrite a greater number of risks without a corresponding increase in its capital. Reinsurers may also purchase reinsurance, known as retrocessional reinsurance, to cover risks assumed from ceding companies. Reinsurance companies often enter into retrocessional agreements for many of the same reasons that ceding companies enter into reinsurance agreements.

Reinsurance is generally written on a treaty or facultative basis. Treaty reinsurance is an agreement whereby the reinsurer assumes a specified portion or category of risk under all qualifying policies issued by the ceding company during the term of the agreement, usually one year. When underwriting treaty reinsurance, the reinsurer does not evaluate each individual risk and generally accepts the original underwriting decisions made by the ceding company. Facultative reinsurance, on the other hand, is underwritten on a risk-by-risk basis, which allows the reinsurer to determine pricing for each exposure.

Treaty reinsurance is typically written on either a proportional or excess of loss basis. A proportional reinsurance treaty is an arrangement whereby a reinsurer assumes a predetermined proportional share of the premiums and losses generated on specified business. An excess of loss treaty is an arrangement whereby a reinsurer assumes losses that exceed a specific retention of loss by the ceding company.

A significant period of time normally elapses between the receipt of insurance premiums for MGUs and reinsurance premiums from ceding companies and the payment of the claims. While premiums are generally paid to the insurer or reinsurer following inception of the underlying coverage, the claims process is delayed and generally begins upon the occurrence of an event causing an insured loss followed by: (i) the reporting of the loss by the insured to its broker or agent; (ii) the reporting by the broker or agent to the MGU or ceding company; (iii) the reporting by the ceding company to its reinsurance intermediary or agent; (iv) the reporting by the reinsurance intermediary or agent to the reinsurer; (v) the MGUs or ceding company’s adjustment and payment of the loss; and (vi) the payment to the MGU or ceding company by the reinsurer. During this time, the insurer or reinsurer invests the premiums, earns investment income and generates net realized and unrealized investment gains and losses on investments.

The Company’s Products and Services

Reportable Segments

The Company has four reportable segments: Global Property, Global A&H, Specialty & Casualty and Runoff & Other.  The following discussion summarizes the business written by each of the Company’s segments.

Global Property

Global Property consists of the Company’s underwriting lines of business which offer other property insurance and reinsurance, property catastrophe excess reinsurance, and agriculture reinsurance on a worldwide basis.  The following provides details of Global Property by product line:

Other Property—The Company participates in the broker market for property reinsurance treaties written on a proportional and excess of loss basis. For the Company’s international business, the book consists of treaty, written on both a proportional and excess of loss basis, facultative, and primary business, primarily in Europe, Asia and Latin America. In the United States, the book predominantly centers on significant participations on proportional and excess of loss treaties mostly in the excess and surplus lines of the market.

Property Catastrophe Excess—covers losses from catastrophic events. The Company writes a worldwide book with the largest concentration of exposure in Europe and the United States. The U.S. book written in Bermuda has a national account focus supporting principally the lower and/or middle layers of large capacity programs. Additionally, the Stockholm branch writes a U.S. book mainly consisting of select small regional and standard lines carriers. The exposures written in the international book are diversified across many countries, regions, perils and layers.

Agriculture—The Company provides stop-loss reinsurance coverage to companies writing U.S. government-sponsored multi-peril crop insurance (“MPCI”). The Company’s participation is net of the government’s stop-loss reinsurance protection. The Company also provides coverage for crop-hail and certain named perils when bundled with MPCI business. The Company also writes agriculture business outside of the United States.

Global A&H

Global A&H consists of the Company’s Global A&H insurance and reinsurance underwriting unit along with two MGUs (IMG and Armada).  The following provides details of the Global A&H segment:

Accident and Health insurance and reinsurance— The Company is an insurer of accident and health insurance business in the United States, either on an admitted or surplus lines basis, as well as international business written through IMG. The Company also writes proportional and excess treaties covering employer medical stop-loss for per person (specific) and per employer (aggregate) exposures. In addition, the Company writes some medical, health, travel and personal accident coverages written on a treaty, facultative and primary basis.

IMG is a full service MGU that has been an award-winning provider of global health and travel insurance benefits and assistance service for over 25 years and a business partner of the Company since 1997.  IMG has been the Company’s largest insurance producer over the past several years and was purchased by the Company in 2017.  IMG offers various international medical insurance products, trip cancellation programs, medical management services and 24/7 emergency medical and travel assistance.

Armada is a specialty health services business that strengthens health care coverage through ArmadaCare and ArmadaHealth.  ArmadaCare is a supplemental medical insurance MGU that markets and underwrites its signature UltimateHealth supplemental health product designed for C-Suite executives, as well as PlenaHealth and ComplaMed, which are targeted towards broader segments of the workforce.  ArmadaHealth is a health care data science business that focuses on addressing one of the biggest problems, and opportunities, of the United States health care system — the physician referral process — and whose service is embedded within the aforementioned ArmadaCare products.

Specialty & Casualty

Specialty & Casualty consists of the Company’s insurance and reinsurance underwriting units which offer specialty & casualty product lines on a worldwide basis.  Specialty lines represent unique risks where the more difficult and unusual risks are underwritten.  Because specialty lines tend to be the more unusual or high risks, much of the market is characterized by a high degree of specialization. The following provides details of Specialty & Casualty by product line:

Aviation & Space provides aviation insurance that covers loss of or damage to an aircraft and the aircraft operations’ liability to passengers, cargo and hull as well as to third parties. Additionally, liability arising out of non-aircraft operations such as hangars, airports and aircraft products can be covered. Space insurance primarily covers loss of or damage to a satellite during launch and in orbit. The book consists of treaty, written on both a proportional and excess of loss basis, facultative and primary business.

Marine provides marine reinsurance, primarily written on an excess of loss and proportional basis. Coverage offered includes damage to ships and goods in transit, marine liability lines, and offshore energy industry insurance. The Company also writes yacht business, both on reinsurance and a primary basis. The marine portfolio is diversified across many countries and regions.

Trade credit writes credit and bond reinsurance worldwide. The bulk of the business is traditional short-term commercial credit insurance, covering pre-agreed domestic and export sales of goods and services with typical coverage periods of 60 to 120 days. Losses under these policies are correlated to adverse changes in a respective country’s gross national product.

Contingency — The Company underwrites contingency insurance for event cancellation and non-appearance, primarily on a primary policy and facultative reinsurance basis. Additionally, coverage for liabilities arising from contractual bonus, prize redemption and over-redemption is also offered. The contingency portfolio is diversified across many countries and regions.

Casualty — The Company underwrites a cross section of all casualty lines, including general liability, umbrella, auto, workers compensation, professional liability and other specialty classes. The Company re-entered the broker market for U.S. casualty reinsurance treaties written on a proportional and excess of loss basis in 2017.

Surety — The Company underwrites commercial surety bonds, including non-construction contract bonds, in a broad range of business segments in the United States.

Environmental — The Company underwrites a pure environmental insurance book in the United States consisting of four core products that revolve around pollution coverage, which are premises pollution liability, contractor’s pollution liability, contractor’s pollution and professional liability.

Runoff & Other

Runoff & Other consists of asbestos risks, environmental risks and other latent liability exposures, and results from Sirius Global Solutions. Sirius Global Solutions is a Connecticut-based division of the Company specializing in the acquisition and management of runoff liabilities for insurance and reinsurance companies, both in the United States and internationally.

Corporate Information

Our principal executive offices are located at 14 Wesley Street, Hamilton HM 11, and our telephone number at that address is (441) 278-3140. Our website is located at https://www.siriusgroup.com. The reference to our website is intended to be an inactive textual reference only. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this reoffer prospectus. You should not rely on our website or any such information in making your decision whether to purchase the Common Shares registered hereby.

RISK FACTORS

Investing in our Common Shares involves risks. Before making a decision to invest in our Common Shares, investors are urged to review the risk factors set forth under the caption “Risk Factors” in the final prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on October 12, 2018, in connection with the Company’s Registration Statement on Form S-4 (File No. 333-226620), as amended (the “S-4”), which is incorporated in this reoffer prospectus by reference, and the Company’s other public filings made with the Commission, including those made after the date of this reoffer prospectus.

USE OF PROCEEDS

If shares are resold by the Selling Shareholders, we will not receive any proceeds from such sale. The shares will be offered for the respective accounts of the Selling Shareholders. See the sections titled “Selling Shareholders” and “Plan of Distribution” below.

DETERMINATION OF OFFERING PRICE

The Selling Shareholders may sell the shares issued to them from time to time at prices and at terms prevailing or at prices related to the current market price, or in negotiated transactions.

SELLING SHAREHOLDERS

This reoffer prospectus relates to the shares which may from time to time be offered and sold by the Selling Shareholders named below who have acquired such shares under the ESPP.  The following table sets forth: (1) the name and relationship to the Company of certain Selling Shareholders; (2) the percentage, if 1% or more, of total Common Shares outstanding that each identified Selling Shareholder (or group) beneficially owned as of November 2, 2018; (3) the number of shares acquired by each Selling Shareholder (or group) pursuant to the ESPP and being registered under this registration statement, some or all of which shares may be sold pursuant to this reoffer prospectus; and (4) the number of shares and the percentage, if 1% or more, of the total Common Shares outstanding to be beneficially owned by each Selling Shareholder (or group) following this offering.

In addition, this reoffer prospectus may be used by certain non-affiliate Selling Shareholders, who are not named in the table below, for the offer and sale of less than 1,000 Common Shares issued under the ESPP for each such unnamed Selling Shareholder.

Because the Selling Shareholders may from time to time offer all or some of their shares pursuant to this offering, we cannot estimate the number of the shares that will be held by the Selling Shareholders after completion of the offering. For purposes of the table below, we have assumed that, after completion of the offering, none of the shares covered by this reoffer prospectus as of the date of this reoffer prospectus will be sold by the Selling Shareholders.

As of November 2, 2018, there were 120,149,336 shares of Common Shares outstanding.

The inclusion in this table of the individuals named therein shall not be deemed to be an admission that any such individuals are “affiliates” of the Company.

Selling Shareholder and Principal Position(s)	Percent of Common Shares Beneficially	Common Shares Covered by This	Common Shares Beneficially Owned After This Offering
with the Company	Owned	Reoffer Prospectus	Number	Percentage
Gene Boxer	*	1,000	1,000	*
Jeffrey W. Davis	*	1,000	1,000	*
Kernan V. Oberting	*	1,000	1,000	*
Other employees who each acquired 1,000 shares pursuant to the ESPP, represented as a group	*	91,000	91,000	*

*Less than 1% of Common Shares outstanding assuming the sale of none of the shares offered under this registration statement.

PLAN OF DISTRIBUTION

The purpose of this reoffer prospectus is to allow the Selling Shareholders to offer for sale and sell all or a portion of their shares acquired pursuant to the ESPP. The Selling Shareholders may sell the Common Shares offered under this reoffer prospectus directly to purchasers or through broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers. These commissions as to any particular broker-dealer or agent may be in excess of those customary in the types of transactions involved. Neither we nor the Selling Shareholders can presently estimate the amount of this compensation.

The Common Shares offered under this reoffer prospectus may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve block transactions, on the Nasdaq Stock Market.

The aggregate proceeds to the Selling Shareholders from the sale of the shares offered by them will be the purchase price of the shares less discounts and commissions, if any. Each of the Selling Shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

Following the Merger, our Common Shares are expected to be traded on the Global Select Market of The Nasdaq Stock Market LLC under the symbol “SG.”

Selling Shareholders and any broker-dealers or agents that participate in the sale of the shares may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. If the Selling Shareholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, the Selling Shareholder will be subject to the prospectus delivery requirements of the Securities Act.

Shares to be resold by means of this reoffer prospectus by the Selling Shareholders may not exceed, during any three-month period, the amount specified in Rule 144(e) under the Securities Act. In addition, any securities covered by this reoffer prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 of the Securities Act rather than pursuant to this reoffer prospectus.

LEGAL MATTERS

Certain legal matters relating to the validity of the Common Shares offered hereunder will be passed upon for the Company by Conyers Dill & Pearman Limited.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 incorporated in this reoffer prospectus by reference to the Company’s final prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on October 12, 2018, in connection with the Company’s S-4, have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Bye-law 54 of the Company’s bye-laws provides, among other things, that the Company shall indemnify its directors and officers to the fullest extent possible, except as prohibited by law. Specifically, bye-law 54.2 provides that the Company’s directors and officers, as well as their heirs, executors and administrators, shall, to the fullest extent permitted by law (as described below), be indemnified and held harmless by the Company from and against all actions, costs, charges, losses, damages and expenses (including attorneys’ fees, judgements, fines, amounts paid or to be paid in settlement, and excise taxes or penalties) which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto.

Bye-law 54.2 of the Company’s bye-laws further provides that, to the fullest extent permitted by law, no shareholder shall have any claim or right of action, whether individually or by or in the right of the Company, against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his duties with or for the Company.

Section 98 of the Companies Act 1981 Bermuda, as amended (the “Companies Act”) provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the Company.

Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational reporting requirements of the Exchange Act of 1934, as amended (the “Exchange Act”), and are required to file reports, proxy statements and other information with the SEC. Our filings are also available free of charge at the website of the SEC at www.sec.gov. A copy of any document incorporated by reference in the registration statement of which this reoffer prospectus forms a part but which is not delivered with this reoffer prospectus will be provided by us without charge to any person to whom this reoffer prospectus has been delivered upon oral or written request to that person. Requests for documents should be directed to Sirius International Insurance Group, Ltd., Attention: General Counsel, 14 Wesley Street, Hamilton HM 11, (441) 278-3140.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents, which have been filed with the Commission by the Company pursuant to the Securities Act and the Exchange Act, as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this registration statement:

(a)         the Company’s final prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on October 12, 2018, in connection with the Company’s S-4; and

(b)         the description of the Common Shares contained in the Company’s S-4, including any amendments or reports filed for the purpose of updating such description.

All documents, reports or definitive proxy or information statements subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.

150,000 SHARES

COMMON SHARES, PAR VALUE $0.01

Reoffer Prospectus

November 2, 2018

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents that have been filed with the Commission by the registrant pursuant to the Securities Act and the Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this registration statement:

(a)         the Company’s final prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on October 12, 2018, in connection with the Company’s Registration Statement on Form S-4 (File No. 333-226620), as amended (the “S-4”); and

(b)         the description of the Common Shares contained in the Company’s S-4, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the registrant with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained herein or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement or the related prospectus to the extent that a statement contained herein or in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.   Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Bye-law 54 of the Company’s bye-laws provides, among other things, that the Company shall indemnify its directors and officers to the fullest extent possible, except as prohibited by law. Specifically, bye-law 54.2 provides that the Company’s directors and officers, as well as their heirs, executors and administrators, shall, to the fullest extent permitted by law (as described below), be indemnified and held harmless by the Company from and against all actions, costs, charges, losses, damages and expenses (including attorneys’ fees, judgements, fines, amounts paid or to be paid in settlement, and excise taxes or penalties) which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto.

Bye-law 54.2 of the Company’s bye-laws further provides that, to the fullest extent permitted by law, no shareholder shall have any claim or right of action, whether individually or by or in the right of the Company, against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his duties with or for the Company.

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the Company.

Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

Item 7.   Exemption From Registration Claimed.

The shares being reoffered and resold pursuant to the reoffer prospectus included herein were issued pursuant to the ESPP registered hereby and were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act and/or Rule 701 promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with the registrant, to information about the registrant.

Item 8.         Exhibits.

Exhibit No.	Description

4.1

Memorandum of Association of Sirius International Insurance Group, Ltd., incorporated by reference to Exhibit 3.1 to Amendment No. 2 to the Company’s Registration Statement on Form S-4 filed with the Commission on October 11, 2018.

4.2

Bye-Laws of Sirius International Insurance Group, Ltd., incorporated by reference to Exhibit 3.2 to Amendment No. 2 to the Company’s Registration Statement on Form S-4 filed with the Commission on October 11, 2018.

5.1*	Opinion of Conyers Dill & Pearman Limited as to the legality of the securities being registered.

23.1*	Consent of Conyers Dill & Pearman Limited (included in its opinion filed as Exhibit 5.1).

23.2*	Consent of PricewaterhouseCoopers LLP.

24.1*	Powers of Attorney (contained on the signature page of this registration statement).

*                      Filed herewith.

Item 9.         Undertakings.

(a)         The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                            To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this effective registration statement; and

(iii)                         To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Bermuda, on November 2, 2018.

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.

By:	/s/ Allan L. Waters
Allan L. Waters
Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below authorizes Allan L. Waters, Kernan (Kip) V. Oberting and Gene Boxer, or any of them, as his or her attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his or her name and on his or her behalf, in any and all capacities, any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all the exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, as the case may be, which amendments may make such changes in such registration statement, as the case may be, as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever, which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ ALLAN L. WATERS	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	November 2, 2018
Allan L. Waters

/s/ KERNAN (KIP) V. OBERTING	President, Chief Financial Officer and Director (Principal Financial Officer)	November 2, 2018
Kernan (Kip) V. Oberting

/s/ RALPH A. SALAMONE	President and Chief Executive Officer of Sirius Global Services, LLC (Principal Accounting Officer and Authorized Representative in the United States)	November 2, 2018
Ralph A. Salamone

/s/ MONICA CRAMÉR MANHEM	Chief Operating Officer of Sirius Group, President and Chief Executive Officer of Sirius International Insurance Corporation and Director	November 2, 2018
Monica Cramér Manhem

/s/ LAURENCE LIAO	Director	November 2, 2018
Laurence Liao

/s/ ROBERT L. FRIEDMAN	Director	November 2, 2018
Robert L. Friedman

/s/ MEYER (SANDY) FRUCHER	Director	November 2, 2018
Meyer (Sandy) Frucher